RESELLER AGREEMENT

This Reseller Agreement ("**Agreement**") is made on this the 18 day of February 2026 ("**Effective Date**").

BY AND BETWEEN

RESULTICKS GLOBAL COMPANIES PTE. LIMITED, a company incorporated under the laws of Singapore with company registration number 202127753C and having its registered office at 3 Temasek Avenue, #21-27, Centennial Tower, Singapore 039190 hereinafter referred to as "**Resulticks/Reseller**" (which expression shall unless it be repugnant to the context or meaning thereof, be deemed to mean and include its successor/s in business and permitted assign/s) of the **ONE PART**;

AND

DIGINEX LIMITED, an exempted company incorporated with limited liability under the laws of the Cayman Islands with company registration number 406606 and having its registered office at 89 Nexus Way, Camana Bay, Grand Cayman, KY1-9009, Cayman Islands, hereinafter referred to as the "**Diginex**" (which expression shall unless it be repugnant to the context or meaning thereof, be deemed to mean and include its successor/s in business and permitted assign/s) of the **OTHER PART.**

Reseller and **Diginex** are hereinafter wherever the context so permits, collectively referred to as **"Parties"** and individually referred to as a "**Party**".

WHEREAS:

A. Resulticks is engaged in the business activities related to omni channel customer engagement and has its own proprietary, omni channel customer engagement products and are desirous of promoting, marketing and reselling the products of Diginex to its existing clients;
B. Diginex is engaged in the business activities related to streamlining ESG, climate, and supply chain and has its own proprietary products for data collection and reporting for its clients;
C. The Parties enter into this Agreement in accordance with the terms and conditions mutually agreed between the Parties herein under.

NOW THEREFORE, THE PARTIES AGREE AS FOLLOWS:

1. **DEFINITIONS:**

1.1. **"Agreement"** means this Agreement, including but not restricted to the recitals above and any parts, appendices, exhibits, annexure, amendments or attachments hereto.

1.2. "**Applicable Law**" means any law, rule, regulation, ordinance, order, treaty, judgment, decree, injunction, permit or decision of any central, state or local government, authority, agency, court or other body having jurisdiction over the matter in question, as may be in force from time to time as the context requires.

1.3. "**Affiliates**" means:

1.3.1. as regards any partnership (whether limited or unlimited), proprietorship, trust, association, limited or unlimited liability company, corporation or any other entity (whether incorporated or not, of whatever type or nature, wherever situate), any other partnership, proprietorship, trust, association, limited or unlimited liability company,

corporation or other person or entity which controls is controlled by, or is under common control with that Party or person; and / or

1.3.2.includes, as regards a natural person, a relative of such Party or person.

1.4. **"Client" or "Customer" or "End User"** means any entity or individual (each referred to as an "entity") that has entered into a definitive agreement with Diginex for use of the products offered by Diginex.

1.5. **Confidential Information"** shall consist of all information, whether in written, oral, electronic or other form, furnished on or after the date hereof by one of the Parties or its representatives to the other Party or to its representatives, and specifically includes but is not limited to all, technical, business, financial, product, manufacturing, or procurement schema, sketches, drawings, specifications, records, reports, plans, forecasts, strategies, databases analysis, compilations, studies, lists, summaries, notes, or other similar information, marketing and strategic plans, know-how, formulas, algorithms, methods, technologies, processes and operations, techniques, ideas, analyses, studies, tests, models, or inventions (whether or not patentable), customers, employees, suppliers, computer programs, software systems, including proprietary operating systems, or databases analysis, compilations, trade secrets data and all other documents and materials concerning the disclosing Party and its Affiliate's, and any third party's trade secret or confidential or proprietary information that was received by disclosing Party or an Affiliate under a duty of confidentiality. Failure to include a confidentiality notice on any materials disclosed to the receiving Party does not give rise to an inference that the information disclosed is not confidential.

1.6. **"Customer Data"** means without limitation all text, files, images, graphics, illustrations, information, data, identifiable personal data such as demographics activity etc., (including Personal Data for use of / in Diginex Products by Customers as the case may be) audio, video, photographs and other content and material, (other than the Reseller's product/services), in any format, provided by the Reseller or Customers / End Users that reside in or run on or through Diginex Products. It is clarified herein that Customer Data will not include unidentifiable data such as anonymized data, machine aggregated data, learning data etc.

1.7. "**Derivative Services**" means and includes any upgrades and updates to the Diginex products. All changes are still considered Confidential information and is released by Diginex for the benefit of the Reseller, End User, Client or Customer, from time to time.

1.8. "**Intellectual Property**" means (1) any idea, design, concept, technique, invention, discovery, or improvement, regardless of patentability, but including patents, patent applications, trade secrets, and know-how; (2) any work of authorship, regardless of eligibility to take copyright and trademark, but including copyrights, trademarks and any moral rights recognized by law; and (3) any other similar rights, in each case on a world-wide basis.

1.9. **"Intellectual Property Rights" or "IPR"** means the intangible legal rights or interests evidenced by or embodied in any Intellectual Property.

1.10. **"Partner Reseller Commission**" shall mean the fees payable to the Reseller by Diginex based on the licensing components sold to the Clients/ Customers by the Reseller. This fee shall be paid to the Reseller in accordance with **Annexure B** of this Agreement.

1.11. "**Personal Data**" means any information relating to an identified or identifiable natural person; an identified or identifiable natural person (a "data subject") is one who can be identified,

directly or indirectly, in particular by reference to an identification number or to one or more factors specific to his/her physical, physiological, mental, economic, cultural or social identity.

1.12. "**Diginex IP**" means any and all IP and IPR pertaining to Diginex Products.

1.13. "**Diginex Products**" means the various products offered by Diginex towards this engagement with the Reseller as mentioned in Annexure A.

1.14. "**Services**" means the various services offered by the Reseller to the Clients/ Customer in relation to Diginex Products as mentioned in **Annexure A**.

1.15. "**Territory**" means the geographic area of South-East Asia, Middle East, India and United States.

2. **APPOINTMENT AND SCOPE OF SERVICES:**

2.1. Subject to the terms and conditions of this Agreement, the Reseller hereby accepts, for the Term of this Agreement (unless terminated in accordance with the provisions of this Agreement), a non-exclusive, temporary, limited, revocable, non-assignable, appointment, as a Diginex approved / authorized Reseller in the Territory.

2.2. It is agreed between the Parties herein that the Reseller shall provide the Diginex Products and Services strictly in accordance with the terms and conditions of this Agreement.

2.3. Reseller agrees and acknowledges that it shall provide the Services stated in this Agreement, at its own expense, with its own employees / personnel / team excluding any training and support for the Diginex Products which shall be tendered by Diginex directly to the Customers or End Clients.

2.4. Reseller agrees and acknowledges that the right to promote / market / sell Diginex Products, have been granted to it on an as-is basis. For the avoidance of any doubt, it is hereby clarified that the Partner may choose to market the Diginex Products on a standalone basis or market the Diginex Products as a package in combination with the product / services of Resulticks.

2.5. In furtherance of the above appointment of the Reseller as an authorized Diginex Reseller and subject to the Reseller's compliance with the terms and conditions of this Agreement (including those detailed in clause 3), Diginex hereby grants the Reseller a non-exclusive, temporary, revocable, non-assignable right to use the Diginex Products solely for the purpose of demonstrating and promoting Diginex Products to existing/potential Customers / End Users, in the Territory;

2.6. Diginex owns all the rights, title and interest in Diginex Products, confidential information shared with the Reseller and any other material including any of its manuals or documentation. This Agreement in no way confers any ownership rights to the Reseller in the Diginex Products, or such Confidential Information disclosed to the Reseller during the Term of this Agreement.

3. **RESPONSIBILITIES AND OBLIGATIONS OF PARTIES:**

3.1. Reseller represents, warrants and undertakes that it shall not market, advertise, promote, demonstrate, resell or integrate / implement Diginex Products, outside the specified Territory, either by itself or through any agents or other third parties.

3.2. In the event that the Reseller wishes to utilize the services of any third-party sub-contractor, consultant, agent, business partner or other intermediary to assist the Reseller in re-selling / licensing and / or providing any of the Services under this Agreement, then the Reseller shall seek prior written approval for the same from Diginex. Diginex will have the sole authority / discretion to accept or reject any proposed third party.

3.3. Reseller undertakes not to directly or indirectly:

3.3.1. Copy or reproduce Diginex Products including its features, functions, algorithms, data processing, technology enablers, connectors, user interface design (UI), architecture, storage and any other portion of it or accompanying presentation/ documentation in any way;

3.3.2. Modify the Diginex IP or create derivative works thereof;

3.3.3. Integrate Diginex Products with any other IP unless approved by Diginex in writing;

3.3.4. Reverse engineer, decompile, disassemble, or otherwise attempt to derive the source code for Diginex Products;

3.3.5. White label Diginex' Products under the Reseller's brand name or any other brand name, trademark, trade name or logo;

3.3.6. Create internet "links" to the modules of Diginex Products, or "frame" or "mirror" it on any other server or wireless or internet-based device without prior written consent and approval of Diginex;

3.3.7. Send or store any virus, worm, time bomb, Trojan horse or other harmful or malicious code, files, script, agent or programs;

3.3.8. Interfere or disrupt the integrity of the performance of the data contained therein;

3.3.9. Send or store infringing, obscene, threatening, libelous or otherwise unlawful or tortuous material;

3.3.10. Otherwise use, copy or distribute the Diginex Products and / or except as expressly allowed hereunder.

3.4. Reseller shall comply with all laws, rules, ordinances, decrees and regulations applicable to its activities under this Agreement.

3.5. Diginex shall provide the Diginex Products in accordance with the applicable product documentation and as per the agreed service levels set out in Annexure A.

3.6. Diginex shall provide appropriate training to the Customers and the Reseller as set out in Clause 4.

3.7. Diginex shall invoice the Customers/End-Clients directly and shall remit the Partner Reseller Commission in accordance with the terms and conditions agreed under Annexure B of this Agreement ("**Partner Reseller Commission**").

4. **TRAINING:**

4.1. Diginex shall provide appropriate training on the Diginex Products directly to the Customers / End-Clients. In the event, for any reason thereof, if the Reseller has to support Diginex in providing any training, then Diginex shall equip the Reseller with adequate training programs to carry out such trainings to Customers/ End-Clients. All such trainings provided by Diginex to the Reseller shall be free of cost. The scope, format and timing of such training shall be agreed between Diginex and the Reseller and/or the relevant End-Client on a case-by-case basis.

5. **COMMERCIAL UNDERSTANDING BETWEEN THE PARTIES:**

5.1. It is agreed between the Parties herein that, the Reseller shall promote, market and re-sell the Diginex Products targeting to achieve a sales plan as set out in Annexure B ("**Targeted Sales**"). For avoidance of any doubt, it is hereby clarified that, the target sales quoted hereinabove is not a commitment, therefore Diginex shall not have any right or remedy to claim any shortfall

in the Targeted Sales and Reseller hereby explicitly disclaims any liability or obligation in the event the Targeted Sales is not accomplished during the Term.

5.2. The Parties are aware that the purpose of entering into this Agreement is not only for re-selling Diginex Products but also that the Reseller will act as a marketing support person for Diginex in order to promote the Diginex Products to all prospective customers who look to avail similar services in the Territory. As such, during the Term of this Agreement, the Reseller may carry out marketing development activities in respect of Diginex Products. In order to meet such marketing requirements, the Reseller shall provide the marketing support by its network resources through promotion of Diginex Products to its resellers, remarketers, retailers, whole-sellers and others, provided there is marketing development fund (hereinafter referred to as "**MDF**") made available by Diginex. For this purpose, Diginex shall pay or reimburse, as the case may be, to the Reseller an amount mutually agreed between the Parties (prior to initiating any such marketing development activity) as MDF for which the Reseller shall provide complete report of the steps and activities proposed by the Reseller in the form of marketing plan, format of which shall be decided later mutually.

5.3. **Taxes and Statutory Payments:** Notwithstanding any other provision of this Agreement, and for the avoidance of any doubt, each payment made pursuant to this Agreement shall be made net of any taxes required by Applicable Law to be deducted or withheld from any such payment. The Party making any such deduction or withholding shall furnish to the other Party, original receipts (or copies of receipts, in case the originals receipts are lost or misplaced), evidencing the payment of any such taxes.

6. **TERM AND TERMINATION:**

6.1. **Term:** This Agreement shall be effective from the Effective Date for a period of four (4) years, unless terminated by the Parties in accordance with the provisions of this Agreement ("**Term**").

6.2. **Termination:**

6.2.1. The Parties to this Agreement may terminate this Agreement, at any time prior to the completion of the Term of this Agreement, by mutual written consent notwithstanding the foregoing, so long as such consent is not unreasonably withheld.

6.2.2. In the event of a material breach of the terms of this Agreement by a Party, the non-defaulting Party shall provide a written notice of such breach to the defaulting Party. In the event that the defaulting Party fails to cure such a breach within thirty (30) days of receipt of the notice from the defaulting Party ("**Cure Period**"), the non-defaulting Party shall be entitled to terminate this Agreement upon expiry of the Cure Period, and pursue all legal remedies available to it under the terms and conditions of this Agreement and under Applicable Law. For the purposes of this Agreement, "material breach" shall include without limitation, non-adherence to the Terms of Payment under this Agreement, infringement of Intellectual Property Rights by a Party and any breach of the obligations of a Party provided in this Agreement.

6.3. **Consequences of Termination**:

6.3.1. Expiry or termination of this Agreement will not affect or prejudice any rights of one Party against the other, accruing up to and including, the date of termination, under those provisions of this Agreement which, by their nature, survive.

6.3.2. Upon expiration or termination of this Agreement for any reason, the Parties shall return or destroy all Confidential Information of the other Party. Termination of this Agreement

shall not extinguish rights or obligations of the Parties relating to protection of Confidential Information.

6.3.3. All payments obligations that are outstanding and payable by either Party under this Agreement up to the date of expiry or termination, will continue to be due and payable as per the agreed terms of payment.

6.3.4. Termination of this Agreement shall not impact any remaining term of the definitive agreement for a Customer already being serviced, subject to mutual agreement across all the parties.

6.3.5. Reseller and Diginex will work in good faith to issue necessary communication to the Customers and enable the Customers' smooth transition to Diginex or any of its partner, if the definitive agreement is still active between Diginex and such End-Client.

7. **CONFIDENTIALITY:**

7.1. Each Party may disclose Confidential Information to the other Party in relation to the purpose of entering into this Agreement.

7.2. Each Party hereby waives any and all right, title, and interest in and to the Confidential Information disclosed by the other Party and the Confidential Information remains the sole property of the disclosing Party.

7.3. Each Party agrees to take all reasonable steps to ensure that the Confidential Information and any copies thereof made by or on behalf of the receiving Party are protected against theft, disclosure, unauthorized access or use; and prevent the disclosure to any person(s) outside their respective organizations or any person(s) within their organizations not having a need to know and to use such Confidential Information only in connection with the purpose of this Agreement and no other purpose. The receiving Party shall ensure that its employees, agents or representatives receiving the Confidential Information are made aware that the information is confidential and shall be under a written contractual obligation of nondisclosure and proper treatment of confidential information that is no less restrictive than the terms of this Agreement. The receiving Party agrees to advise the disclosing Party in writing of any misappropriation or misuse by any person of such Confidential Information of which receiving Party may become aware. The disclosing Party acknowledges that it is made aware of the measures put in place by the receiving Party for protection of the Confidential Information disclosed by disclosing Party and confirms that such measures are adequate for the protection of its Confidential Information disclosed to Recipient.

7.4. Confidential Information does not include information which is:

7.4.1. in the public domain at the time of disclosure, or

7.4.2. is subsequently made available to the general public without restriction by the disclosing Party, or

7.4.3. known to the receiving Party at the time of disclosure without restrictions on its use or independently developed by the receiving Party, and there is adequate documentation to demonstrate either condition, or

7.4.4. used or disclosed with the prior written approval of the disclosing Party, or to introduce or promote either Party's products and / or services, or

7.4.5. required to be disclosed by receiving Party pursuant to a valid order by a court or other governmental body or by a competent authority under the Applicable Law or regulation, provided that receiving Party will use all reasonable efforts to notify disclosing Party of the obligation to make such disclosure in advance of the disclosure so that disclosing Party will have a reasonable opportunity to object to such disclosure and the receiving Party limits the disclosure only to the extent required under the law.

7.5. The Parties agree that any Confidential Information is made available "as is" and that no warranties are given or liabilities of any kind are assumed with respect to the quality of such Confidential Information, including, but not limited, to its fitness for the purpose, accuracy, completeness or its correctness.

7.6. The provisions of this Clause shall survive the expiry or termination of this Agreement. Confidentiality obligations of each Party under this Clause shall survive for a period of five (5) years from disclosure of such information.

8. **INTELLECTUAL PROPERTY:**

8.1. Diginex owns all the rights, title and interest in the Diginex Products and Confidential Information or any other material including any manuals or documentation shared with the Partner ("**Diginex IP**"). This Agreement in no way confers any ownership rights to the Reseller in any Diginex IP including the Diginex Products or such other Confidential Information disclosed to the Reseller during the term of this Agreement and even after the term of this Agreement.

8.2. Diginex shall own all rights, title and interest in any Derivative Services.

8.3. Reseller, in the event of, reselling the Diginex Products as a bundle along with any of Reseller's offering, intellectual property pertaining to the Reseller shall duly vest only with the Reseller and all rights, title and interest in the Reseller product/service and any associated derivative services shall be owned by the Reseller ("Reseller IP").

8.4. Diginex agrees that the Reseller shall use the trademarks, trade names and logo's of Diginex to indicate such other party that Reseller is a partner of Diginex and the usage of the same shall be in accordance with the instructions provided by Diginex.

9. **DATA POLICY:**

9.1. Both Parties shall endeavour to preserve and protect the data made available to them by any Customer, to the best of their ability in compliance with Applicable Law dealing with data protection and privacy.

9.2. Reseller represents and warrants that it shall notify all End Users or Customers who have access to Diginex Products, through products/services of Reseller, or have direct access, that such End Users or Customers shall be solely responsible for the accuracy, quality, integrity, legality, reliability, appropriateness and usage of all Customer Data and third-party data introduced by it in to the Diginex Products. For the avoidance of any doubt, it is hereby clarified that both Parties disclaim any and all warranty with respect to the purpose, value, usage and integrity of such Customer Data or third-party data as the case may be.

10. **NON – SOLICITATION:**

10.1. **Non-Solicitation:** During the Term, and for one (1) year thereafter, both Parties shall not, directly or indirectly, without the prior consent of either Party:

10.1.1. solicit or induce any employee of the other Party to leave his or her position; or

10.1.2. hire in any capacity any current or former employee or the other Party, unless such former employee has not been employed by either Party for a period of at least **Twelve (12)** months; and

10.1.3. directly or indirectly, solicit or attempt to solicit the business or offer to provide any competitive products which may usurp the position of one Party with respect to its Customers, vendors by the other Party to this Agreement.

10.2. Clause 10.1 shall survive the expiration or termination of this Agreement.

11. **GENERAL REPRESENTATIONS AND WARRANTIES:** Each Party represents and warrants to the other Party that:

11.1.It has the full corporate power, right and authority to enter into this Agreement and to perform the acts required by it hereunder;

11.2.When executed and delivered, this Agreement will constitute the valid and binding obligations of such Party, enforceable in accordance with its terms;

11.3.The execution, delivery, and performance of this Agreement has been duly authorized by all necessary corporate action;

11.4.The execution, delivery and performance of this Agreement by the Party does not constitute a breach of, or default under, its charter documents, any judgment, decree, order or any contract, agreement, or other instrument to which the Party is a party, or by which it or any of its assets is bound;

11.5.There are no third-party obligations preventing the Parties from entering into this Agreement in violation of the terms of any other Agreement validly subsisting;

11.6.All licenses, consents, registrations, approvals, and permits which are necessary to enable such Party to perform its obligations under the Agreement have been obtained and will remain valid and subsisting throughout the Term of this Agreement; and

11.7.The Party has not taken any action and no other steps have been taken or legal proceedings started by or against it in any court of law for its winding-up, dissolution, administration or re-organization or for the appointment of a receiver, administrator, administrative receiver, trustee or similar officer of the said Party or of any or all of its assets.

12. **LIMITED WARRANTY AND DISCLAIMERS:**

12.1. Reseller hereby warrants that all Services performed by it hereunder will be performed with qualified personnel, in a professional manner, employing reasonable commercial efforts.

12.2. Diginex disclaims all warranties, express or implied, with respect to the Diginex IP, including any implied warranties of merchantability, fitness for a particular purpose, or make any representations regarding the use of or the results of the use of the Diginex IP, in terms of correctness, accuracy, reliability, that the operation of the Diginex IP will be uninterrupted or error free, or otherwise.

12.3. Diginex acknowledges that, Reseller does not develop, operate, host or control the Diginex Products and acts solely as a commercial reseller. Therefore, to the maximum extent permitted under applicable law, the Reseller disclaims all liability arising from or relating to the

performance, availability, security or use of the Diginex Product, including any software defects, service outages, data loss, security incidents or regulatory non-compliance.

12.4. Reseller makes no representations or warranties in respect of the Diginex Product, whether express or implied, except to the extent expressly provided herein and shall be cascaded through to End-Clients/Customers without modification.

13. **INDEMNITY**:

13.1. Each Party (an "Indemnifying Party") shall be responsible for and shall save, defend, indemnify and hold the other Party, and the other Party's directors, officers, employees ("Indemnified Party") free and harmless from any and all actions, suits, claims, damages, costs, expenses, proceedings, lawsuits, loss or other liabilities (including without limitation, reasonable attorneys' fees and court costs) relating to or arising out of the Indemnifying Party's breach of any of the terms or provisions of this Agreement.

14. **LIMITATION OF LIABILITY:**

14.1. Except as expressly provided herein, in no event shall either Party be liable to the other Party or any other person or entity for any special, exemplary, indirect, incidental, consequential or punitive damages of any kind or nature whatsoever (including, without limitation, lost revenues, profits, savings or business) or loss of records or data, whether in an action based on contract, warranty, strict liability, tort (including, without limitation, negligence) or otherwise, even if such Party has been informed in advance of the possibility of such damages or such damages could have been reasonably foreseen by such Party.

14.2. The limitation shall not apply to:

14.2.1. Fraud or fraudulent misrepresentations by either Party;
14.2.2. Wilful misconduct and negligence by either Party;
14.2.3. Breach of confidentiality provisions and/or IPR .
14.2.4. Third party claims.

14.3. Except as provided in clause 14.2, Each Party and its Affiliates' aggregate liability under, in any event for any and all claims arising from or relating to this Agreement, whether in contract, tort, strict liability, or any other legal theory the total amount (fees and commissions) paid or payable by one Party to the other Party under this Agreement during the 12 (twelve) month period immediately preceding the date such liability arose.

15. **GOVERNING LAW, JURISDICTION & DISPUTE RESOLUTION:**

15.1. This Agreement shall be governed by, construed and interpreted in accordance with the laws of Singapore.

15.2. In the event of any dispute between the Parties arising in connection with this Agreement or any associated Agreement entered into pursuant to this Agreement, the Parties shall use all reasonable endeavors to first resolve the matter on an amicable basis, within a period of 30 (thirty) days. No recourse to arbitration by one Party against the other Party under this Agreement shall take place unless and until such procedure has been followed.

15.3. Any unresolved disputes or claims which may arise out of or in connection with the Agreement shall be referred to arbitration at the Singapore International Arbitration Center ("SIAC") to a sole arbitrator to be mutually appointed by the Parties, failing which, the arbitrator may be appointed by the Chairman of the SIAC. The arbitration proceedings shall be conducted in accordance with the Arbitration Rules of the Singapore International

Arbitration Centre (SIAC Rules) for the time being in force which rules are deemed to be incorporated by reference in this clause. The venue of arbitration shall be in Singapore and the arbitration shall be conducted in English. The arbitral award shall be in writing and shall be final and binding upon the Parties.

16. **GENERAL PROVISIONS:**

16.1. **Construction:** In the event of any conflict between the terms of this Agreement and any Annexures to this Agreement, the Annexures to the Agreement shall take precedence solely with respect to the subject of such Annexure. The section and paragraph headings used in this Agreement are for convenience only and will not affect the meaning or interpretation of this Agreement.

16.2. **Schedules & Annexures**: All Schedules, Annexures, Parts and Appendices attached hereto and referred to herein, are an integral part of this Agreement and are incorporated herein by reference hereby.

16.3. **Assignment:** Neither Party may assign or transfer any rights or obligations under this Agreement to any other Party without the other Party's prior written consent. Any assignment in violation of this clause shall be void and the non-assigning Party shall have the right to immediately terminate this Agreement. This Agreement shall be binding on and inure to the benefit of the respective Parties and their permitted successors and assigns.

16.4. **Entire Agreement / Modification:** This Agreement contains the entire agreement between the parties with respect to the subject matter of this Agreement. The Agreement supersedes all prior understanding, agreements, or representations. Any variation, amendment or modification of this Agreement shall be mutually agreed in writing and executed by or on behalf of each of the Parties.

16.5. **Survival:** The provisions of this Agreement, and the rights, duties, and obligations of the Parties hereunder, which by their nature may be reasonably inferred to have been intended to survive the termination, cancellation, completion, or expiration of this Agreement will survive and continue as valid and enforceable rights, duties and obligations.

16.6. **Severability:** If any provisions of this Agreement are declared to be invalid or unenforceable or prohibited by any law, only such provisions shall be inoperative and all other provisions of this Agreement shall be valid, enforceable and binding.

16.7. **Waiver:** No failure or delay by either Party in exercising any of its rights under this Agreement shall be deemed to be a waiver of that right, and no waiver by either Party of any breach of this Agreement by the other shall be considered as a waiver of any subsequent breach of the same or any other provision.

16.8. **Force Majeure:** Neither Party shall be liable to the other Party for any failure to perform any of its obligations (except payment obligations) under this Agreement during any period in which such performance is delayed by circumstances beyond its reasonable control, such as fire, flood, war, cyber warfare, including but not limited to, internet-based conflicts and attacks on information systems designed to or resulting in the disabling of website and networks, embargo, strike, riot or the intervention of any government authority ("**Force Majeure Event**"). In such event, however, the delayed Party must promptly provide the other Party with a written notice of the Force Majeure Event.

16.9. **Notices:** All notices and communication to be given or made to any of the Parties hereto shall be in writing. Such notices, communications, requests shall be deemed to have been given or made when it is delivered by hand with proper acknowledgement or by Registered A.D. Post

or by approved courier service at such party's address stated in the title of the Agreement and/or such other address as may be notified by the Party or when delivered to the respective email ID's given below.

For Reseller: Attn: Legal Team, Email ID: legal@resulticks.com
For Diginex: Attn:Paul Ewing, Email ID: paul.ewing@diginex.com

16.10. **Independent Contractors and Third Parties:** The Parties are independent contractors. This Agreement does not create a partnership, franchise, joint venture, agency, fiduciary or employment relationship between the Parties. There are no third-party beneficiaries to this Agreement.

16.11. **Counterparts**: This Agreement may be executed in two or more counterparts, each of which shall be deemed original, but all of which together shall constitute one and the same instrument. In case of digital signatures, the Agreement shall have one copy with both the parties e-signatures attested in the document.

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the date and year first herein above appearing.

For Resulticks Global Companies Pte. Limited

Signed by:
Radhika Sundaram
D65AF82045464AB...

Redickaa Subrammanian
CEO

For Diginex Limited

Signed by:
Miles Pelham
D043441E019E48D...

Miles Pelham
Chairman

Annexure – A

(Diginex Products and Partner Services within the scope of this Agreement)

Diginex Products

1. **DESCRIPTION**. The products and services to be provided by Diginex under this Agreement consist of:
   a) Diginex ESG / compliance, including associated software platform, tools and dashboards;
   b) Any related implementation, configuration or onboarding services required to enable End-Clients or Customers to access and use the Diginex Products; and
   c) Any other products or services that the Parties may agree in writing to include within the scope of this Agreement from time to time.

Delivery Model. The Diginex Products will be provided on a Software-as-a-Service / hosted / other] basis, as further described in Diginex's then-current product documentation provided to Reseller and/or the relevant End-Clients.

Client Contracting. Diginex will contract directly with Clients (or as otherwise agreed in writing with Resulticks) for the provision of the Diginex Products, in accordance with Diginex's standard client terms (as may be updated from time to time).

2. **SERVICE LEVELS AND SUPPORT**

Availability. Diginex shall use commercially reasonable efforts to make the Diginex Products available to End-Clients at least 99.5% of the time during each calendar month, excluding any unavailability resulting from:

a) scheduled maintenance notified in advance where reasonably practicable;
b) emergency maintenance required to address security or stability issues;
c) failures or downtime of the Client's or Reseller's own systems, networks or infrastructure; or
d) events beyond Diginex's reasonable control.

Support. Diginex shall provide support to End-Clients in accordance with the following standards:

a) Support hours: 09:00 AM to 18:00 PM on Business Days in the United Kingdom, excluding public holidays, unless otherwise agreed with a particular End-Client.
b) Support channels: email and/or ticketing system, and such other channels as Diginex may make available from time to time.

Incident response: Diginex shall use commercially reasonable efforts to:

a) acknowledge receipt of high-priority incident reports within 4 Business Hours with the United Kingdom Business Day; and
b) provide an initial assessment and action plan within 1 Business Day.

Maintenance. Diginex may from time to time perform scheduled maintenance on the Diginex Products. Where reasonably practicable, Diginex shall provide advance notice of such maintenance to Resulticks and/or affected Clients.

Partner Services

The following services related to Diginex Products can be provided by the Reseller in order to service the Customer holistically.

1. Marketing, promoting and re-selling of Diginex Products to prospective Customers in the specified Territory.

Annexure B

I. Targeted Sales

The table below provides the targeted sales across the Term of this Agreement:

Period	Annual Sales Target (USD)
Year 1	5,000,000
Year 2	8,000,000
Year 3	12,000,000
Year 4	15,000,000
Total	**40,000,000**

II. Reseller Partner Commission

Description	Rates
License Fee – Year 1	15%
License Fee – For the remaining License Agreement term	7%

Payout of the commission shall be made within 30 days from the date of receipt of invoice from the Reseller, subject to Diginex's prior receipt in full of all invoiced amounts from the relevant Customer or End-Client.

Payment of the commission shall be made via wire-transfer to the bank account specified by the Partner.